Exhibit 99.1

OpGen Announces Acquisition of Preferred Stock by David Lazar

●	David Lazar invests $3 million in Preferred Stock

●	New OpGen Board of Directors appointed

●	David Lazar will take over as CEO of OpGen

●	OpGen settles outstanding liabilities with EIB

ROCKVILLE, Md., March 25, 2024 (GLOBE NEWSWIRE) – OpGen, Inc. (Nasdaq: OPGN, “OpGen” or “the Company”), announced today that the Company entered into a securities purchase agreement with David E. Lazar, an experienced private investor, pursuant to which he will acquire 3,000,000 shares of Series E Convertible Preferred Stock (“Series E Preferred Stock”) of the Company at a price of $1.00 per share for aggregate gross proceeds of $3.0 million. The proceeds of the transaction will be used to repay and settle outstanding indebtedness and liabilities of the Company and for other general corporate and operating purposes.

On March 25, 2024, Mr. Lazar paid $200,000 at the initial closing of the transactions in exchange for 200,000 shares of Series E Preferred Stock. Subject to the satisfaction of certain additional closing conditions, Mr. Lazar will pay an additional $200,000 on or before April 8, 2024, and the balance of $2.6 million will be paid no later than May 1, 2024. Each share of Series E Preferred Stock is convertible into 24 shares of the Company’s common stock (“Common Stock”). The conversion of the Series E Preferred Stock into shares of common stock in excess of applicable statutory and regulatory thresholds, including national stock exchange rules, will be subject to receipt of stockholder approval for the issuance of such shares of Common Stock.

In connection with the transactions, Mr. Lazar was also appointed to the Board of Directors of OpGen, and following closing will be appointed CEO. In addition, effective as of the initial closing, each of the prior members of the Company’s board of directors resigned and Oliver Schacht, PhD, resigned as CEO. Mr. Schacht will continue to serve as Executive Vice President of Corporate Development to assist with the transition period following the transactions. In addition to the appointment of Mr. Lazar as a director, each of Messrs. Avraham Ben-Tzvi, Matthew McMurdo, and David Natan were also appointed to the board of the Company, effective as of the initial closing on March 25, 2024.

In connection with the foregoing transaction, OpGen entered into settlement agreements with each of the European Investment Bank (“EIB”) and Curetis GmbH, the Company’s subsidiary (“Curetis”), and Curetis’ trustee in insolvency, pursuant to which the Company settled outstanding liabilities amongst the parties. Pursuant to the settlement agreements and the securities purchase agreement with Mr. Lazar, following closing of securities purchase agreement the Company will pay $2 million of the proceeds from the financing to settle all outstanding debt of the Company to each of EIB and Curetis. The settlement agreement with EIB also terminated the guarantee agreement, pursuant to which OpGen had guaranteed all of Curetis’ debt to EIB.

Mr. Lazar, the new Chairman of OpGen, issued the following statement: “I am pleased to announce my significant investment in OpGen given the meaningful opportunity I believe the Company represents and am eager to begin working with the Board of Directors and management to actively explore potential strategic options to drive shareholder value.”

Oliver Schacht, PhD, former CEO of OpGen and now Executive VP of Corporate Development commented: “We are pleased with the outcome of our strategic process. With Curetis and Ares Genetics businesses and assets being sold by the respective trustees in Germany and Austria to strategic acquirors, this financing transaction provides an opportunity for OpGen to settle its outstanding liabilities with its major creditors. We believe the transaction also offers future opportunities for OpGen stockholders to participate in possible future strategic transactions under the leadership of David Lazar and the new members of the board.

About David E. Lazar

David E. Lazar is an experienced private investor who brings domestic and international experience in operations, accounting, audit preparation, due diligence, capital restructuring, debt financing, and mergers and acquisitions.

About OpGen, Inc.

OpGen, Inc. (Rockville, Md., U.S.A.) is a precision medicine company harnessing the power of molecular diagnostics and bioinformatics to help combat infectious disease. Along with our subsidiaries, Curetis GmbH and Ares Genetics GmbH, both of which are subject to insolvency proceedings under German and Austrian laws, respectively, since November 6, 2023, we developed and commercialized molecular microbiology solutions helping to guide clinicians with more rapid and actionable information about life threatening infections to improve patient outcomes, and decrease the spread of infections caused by multidrug-resistant microorganisms, or MDROs.

For more information, please visit www.opgen.com

Forward-Looking Statements

This press release includes statements regarding a preferred stock financing transaction and the related transactions. These statements and other statements regarding OpGen’s future plans and goals constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control, and which may cause results to differ materially from expectations. Factors that could cause our results to differ materially from those described include, but are not limited to, the risks and uncertainties relating to the consummation of final closing contemplated by the financing transaction for the Series E Preferred Shares, insolvency proceedings of Curetis GmbH and Ares Genetics GmbH, our use of proceeds from the sale of our securities, our ability to continue to finance our business and operations, the result of any alternatives to mitigate the Company’s cash position, including restructuring or refinancing of our debt, seeking additional debt or equity capital, reducing or delaying our business activities, selling assets, other strategic transactions or other measures, including obtaining relief under U.S. bankruptcy laws, and the terms, value and timing of any transaction resulting from such alternatives, our ability to satisfy debt obligations under our loan with the European Investment Bank should the final closing contemplated by the financing transaction for the Series E Preferred Shares not be consummated, and our liquidity and working capital requirements. For a discussion of the most significant risks and uncertainties associated with OpGen’s business and condition, please review our filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

OpGen:
David E. Lazar
Chairman of the Board of Directors
InvestorRelations@opgen.com